CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated April 18, 2025, with respect to the audited balance sheet of SHASTA POWER FUND II, LLC as of December 31, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from July 15, 2024 to December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

January 23, 2026